Contact:  Troy Cook
                                       Vice President Finance and
                                          Chief Financial Officer
                                          NPC International, Inc.
                                         (913) 327-5555, ext. 109

FOR IMMEDIATE RELEASE

           NPC INTERNATIONAL, INC. ANNOUNCES INTENT TO
         ACQUIRE 99 PIZZA HUT UNITS FROM PIZZA HUT, INC.
Acquisition represents a 15% increase in NPC operated Pizza Hut units

     PITTSBURG, Kansas (January 7, 1999) - Consistent with NPC International, Inc.'s (NASDAQ:NPCI) goal to continue its growth in Tricon's Pizza Hut system, the Company announced today that it had signed a letter of intent with Pizza Hut, Inc. (PHI) to acquire 99 Pizza Hut units located in and around Pensacola, FL
(14); Panama City, FL (16); Mobile, AL (26); Augusta, GA (22); and Savannah, GA (21). The 60 restaurants and 39 delivery/ carryout units generated nearly $58 million in sales during the 52 weeks ended November, 1998.

     NPC expects this transaction to close by mid February. Consummation of the transaction is subject to negotiation of a definitive asset acquisition agreement, board approval of both companies, and approval from regulatory agencies. Further details regarding the terms of the transaction will be disclosed subsequent to receiving approval of the transaction from the boards of directors of both companies, which is expected to occur in late January.

     NPC is actively engaged in reviewing opportunities as presented by Pizza Hut, Inc. In addition, the company remains active in the pursuit of franchisee locations that are contiguous to the Company's territories.

     Mike Rawlings, Chief Concept Officer and President of Pizza
Hut, Inc. said, "This transaction is great for the Pizza Hut brand. NPC has proven itself over a number of years as an outstanding operator in the Pizza Hut system. NPC 'walks-the-talk' regarding its commitment to the brand through leadership and the capital committed to re-imaging its assets and increasing its Pizza Hut restaurant holdings."

     Gene Bicknell, Chairman and CEO of NPC said, "The Pizza Hut brand is on the move and we are excited to play a role in its rejuvenation. This acquisition will allow us to participate on an increasingly larger scale in the continued growth of this great brand."



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     Jim Schwartz, President and COO of NPC added, "This
acquisition is ideally located in the southeast part of the country, which should allow us optimal leverage in our field supervisory infrastructure. Furthermore, the structure of this transaction provides incentives for asset re-investment, increasing our opportunity for shareholder return through asset re-imaging. Now that we have agreed to terms with PHI on this transaction, we look forward to availing ourselves of more acquisition opportunities in the future."

     NPC International, Inc. is the world's largest Pizza Hut franchisee and operates 643 Pizza Hut restaurants and delivery/carryout units in twenty-four states.

     For more information contact Troy D. Cook, Vice President
Finance and Chief Financial Officer, NPC International, Inc.,
14400 College Boulevard, Suite 201, Lenexa, Kansas 66215
Telephone Number:  (913) 327-5555, ext. 109.
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